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Exhibit 99.1

December 16, 2004	Contact:	Michael G. Long Chief Financial Officer (713) 654-8960

EDGE PETROLEUM ANNOUNCES PRICING OF STOCK OFFERING

        HOUSTON—EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) today announced that it has priced a public offering of 3.5 million shares of common stock at $14.45 per share to the public. Edge has also granted the underwriters a 30-day option to purchase up to an additional 525,000 shares from Edge at the public offering price less the underwriting discount. The shares being sold in the offering will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Johnson Rice & Company L.L.C. is acting as sole book runner and co-lead manager for the offering, and Raymond James & Associates, Inc. is acting as co-lead manager for the offering. The offering is expected to close on December 21, 2004, subject to customary closing conditions.

        Proceeds from the offering will be used to fund the pending acquisition of oil and gas properties from Contango Oil & Gas Company and for general corporate purposes.

        Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX."

        This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A final prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on the SEC's website, www.sec.gov. Any offering of shares of common stock shall be made only by means of the final prospectus supplement and accompanying prospectus. When available, hard copies of the final prospectus supplement and the accompanying prospectus may be obtained from Johnson Rice & Company at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113.

        Statements regarding the offering, number of shares to be sold, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to, market conditions, the closing of the acquisition from Contango, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and Edge's filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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  Exhibit 99.1